Exhibit 99.1

Contact:	Morgan Stanley & Co. Incorporated, concerning terms of the Tender Offer, at 800-624-1808 (toll free) or 212-761-1941 (collect); contact person: Francesco Cipollone.

Innisfree M&A Incorporated, concerning procedures for tendering or requests for documents, at 888-750-5834. (Banks and brokers may call collect at 212-750-5833.)

George Biechler, PPL Corporation, for news media, at 610-774-5997. Fax: 610-774-5281

PPL Electric Utilities Corporation Announces Offer to Repurchase
up to $110 Million of First Mortgage Bonds for Cash

     ALLENTOWN, Pa. (April 6, 2004) - PPL Electric Utilities Corporation announced today that it will commence an offer to repurchase for cash any and all of its $110 million in principal amount of outstanding First Mortgage Bonds 6-1/2% Series due 2005.
     The offer will commence at 9 a.m. on Tuesday, April 6, 2004, and will expire at 5 p.m., New York City time, on Thursday, April 15, 2004, unless extended or earlier terminated. Holders of the bonds wishing to tender may do so at anytime between 9 a.m. and 5 p.m., New York City time, on any New York Stock Exchange trading day during the offer period.
     A tender of bonds pursuant to the offer becomes irrevocable by the tendering holder at the time of tender. The offer is not contingent upon the tender of any minimum principal amount of bonds. However, the offer is subject to certain conditions, and PPL Electric Utilities reserves the right to terminate, withdraw or amend the offer at any time and from time to time, subject to applicable law. The full details of the offer are set forth in the company's Offer to Repurchase, dated April 6, 2004.
     Morgan Stanley & Co. Incorporated will serve as dealer manager for the offer.
     The table below illustrates how the purchase price for each $1,000 principal amount of each bond tendered pursuant to the offer will be determined. The purchase price will be determined as described in the Offer to Repurchase by reference to the fixed spread over the yield to maturity based on the bid-side price of the U.S. Treasury Security, which is the reference security, at the time of acceptance of the offer. The purchase price also will include an amount equal to any accrued and unpaid interest to, but excluding, the date of payment.

CUSIP Number	709051 BU 9
Aggregate Principal Amount Outstanding	$110,000,000
Series of Bonds	6-1/2% Series due 2005
U.S. Treasury Reference Security	1-5/8% Notes due 3/31/05
Bloomberg Reference Source	BBT3
Fixed Spread	0.08%
This table illustrates how the purchase price for each $1,000 principal amount of each bond tendered pursuant to the offer will be determined.

     Subject to the terms of the offer, settlement with respect to any bonds tendered will occur on the third New York Stock Exchange trading day following the repurchase of the bonds in accordance with the Offer to Repurchase. The bonds will be repurchased only through Morgan Stanley.
     The purpose of the offer is to reduce the future interest expense of PPL Electric Utilities. The company intends to finance the purchase of the bonds pursuant to the offer with cash on hand.
     The tender of bonds may be effected by contacting Willie Alford at (212) 761-1254 (collect) or George Khouri at (212) 761-0683 (collect) at the Morgan Stanley Corporate Bond Trading Desk, or Joseph Leto at (212) 762-4999 at the Morgan Stanley Dealer Sales Desk. Requests for the Offer to Repurchase and related documents may be directed to Innisfree M&A Incorporated, information agent, at 888-750-5834. Banks and brokers may call Innisfree collect at 212-750-5833.
     PPL Electric Utilities, a subsidiary of PPL Corporation (NYSE: PPL), is a regulated public utility that delivers electricity to 1.3 million customers in its service territory in eastern and central Pennsylvania. PPL Electric Utilities also provides electricity supply to retail customers in that territory as a "provider of last resort" under the Pennsylvania Electricity Generation Customer Choice and Competition Act.

     This news release is not an offer to purchase the bonds. The offer is made only pursuant to the Offer to Repurchase.